Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sportsman’s Warehouse Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-206632, 333-195338, 333-23569, and 333-195338) on Form S-8 and (No. 333-204517 and 333-224421) on Form S-3 of Sportsman’s Warehouse Holdings, Inc. of our report dated April 9, 2020, with respect to the consolidated balance sheets of Sportsman’s Warehouse Holdings, Inc. as of February 1, 2020 and February 2, 2019, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 1, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of February 1, 2020, which reports appear in the February 1, 2020 annual report on Form 10-K of Sportsman’s Warehouse Holdings, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of February 3, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update No. 2016-02 – Leases (Topic 842), and related amendments.

Our report dated April 9, 2020, on the effectiveness of internal control over financial reporting as of February 1, 2020, expresses our opinion that Sportsman’s Warehouse Holdings, Inc. did not maintain effective internal control over financial reporting as of February 1, 2020 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

There were ineffective information technology general controls (ITGCs) in the areas of user access and change management over certain information technology (IT) systems that support the Company’s financial reporting processes. Business process controls (automated and manual) that are dependent on the affected ITGCs were also deemed ineffective because they could be adversely impacted. These control deficiencies were a result of: insufficient control documentation of key IT processes; insufficient number and training of IT resources; and inadequate risk-assessment processes to identify and assess changes in the IT environment that could impact internal controls over financial reporting.

Our report dated April 9 2020, on the effectiveness of internal control over financial reporting as of February 1, 2020, contains an explanatory paragraph that states that eight Field and Stream stores, which were acquired during 2019, were excluded from management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the eight Field and Stream stores.

 (signed) KPMG LLP

Salt Lake City, Utah
April 9, 2020